Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Proposed $390 Million Senior Unsecured Debt Offering

FRANKLIN, Tenn.—February 2, 2016—Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that it is proposing to issue $390 million in senior unsecured notes due 2024 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Company intends to use its proceeds from the offering to fund a portion of the purchase price for the planned acquisition of the Priory Group and the fees and expenses related to the transaction.

The Notes are to be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. persons pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 258 behavioral healthcare facilities with more than 9,900 beds in 39 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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